Exhibit 107

Calculation of Filing Fee Tables

FORM S-1
(Form Type)

Klotho Neurosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity Unallocated (Universal) Shelf(1)	Common Stock, par value $0.00001 per share (2)	Rule 457(o)		$		$100,000,000	0.00015310	$15,310.00
	Equity	Common Stock, par value $0.00001 per share (2)	Rule 457(c)	12,500,000		$1.06	$13,250,000	0.00015310	$2,029.00
Total Offering Amounts							$113,250,000		$17,339.00
Total Fees Previously Paid									—
Total Fee Offsets									—
Net Fee Due									$17,339.00

(1)	An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of common shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. This Registration Statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities issued hereunder.

(2)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover an indeterminate number of shares of Common Stock that may be issued and resold resulting from stock splits, stock dividends or similar transactions.